Exhibit 5.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 P. O. BOX 240 JACKSONVILLE, FL 32201-0240 904.359.2000 TEL 904.359.8700 FAX foley.com

March 17, 2016

Regency Centers Corporation

One Independent Dr. - Suite 114

Jacksonville, FL 32202

Ladies and Gentlemen:

This opinion is being furnished in connection with the Prospectus Supplement dated March 17, 2016 (the “Prospectus Supplement”) filed under the Registration Statement on Form S-3 (Registration No. 333-194301) of Regency Centers Corporation (the “Company”) under the Securities Act of 1933, as amended (the “Registration Statement”), for (i) the offer and sale of 3,100,000 shares of common stock, par value $0.01 per share, of the Company (the “Underwritten Shares”), which shares were borrowed by the underwriter or its affiliates from third parties, (ii) the issuance of up to 3,100,000 shares of common stock, par value $0.01 per share, of the Company (the “Settlement Shares”) pursuant to a forward sale agreement, (the “Forward Agreement”) entered into between the Company and J.P. Morgan Securities LLC (the “Forward Counterparty”) and (iii) the sale by the Company to the underwriter of any shares of common stock in lieu of the affiliates of the underwriter borrowing and selling to the underwriter any of the Underwritten Shares (the “Standby Shares” and, together with the Underwritten Shares and the Settlement Shares, the “Shares”).

In connection with the offer and sale of the Underwritten Shares and any Standby Shares, and the issuance of the Settlement Shares and any Standby Shares, we have examined and are familiar with: (a) the articles of incorporation and bylaws of the Company, as presently in effect, (b) the proceedings of and actions taken by the board of directors of the Company and a duly authorized committee of the Board of Directors in connection with the offer and sale of the Underwritten Shares and any Standby Shares (c) the proceedings of and actions taken by the board of directors of the Company and a duly authorized committee of the Board of Directors in connection with the issuance and sale of the Settlement Shares pursuant to the Forward Agreement and the issuance of any Standby Shares and (d) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

Based on the documents set forth above, we are of the opinion that the Underwritten Shares have been duly authorized, and when delivered against payment therefore, will be legally issued, fully paid and nonassessable. Furthermore, based on the documents set forth above, we are of the opinion that the Settlement Shares have been duly authorized, and when duly issued and delivered to the Forward Counterparty in accordance with the Forward Agreement against payment therefore, will be legally issued, fully paid and nonassessable. In addition, based on the documents

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

March 17, 2016

set forth above, we are of the opinion that any Standby Shares have been duly authorized, and when duly issued and delivered against payment therefore, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus supplement relating to the offering of the Shares dated March 17, 2016. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ FOLEY & LARDNER LLP